                                                     Filed pursuant to Rule 433
                            Registration Statement 333-137902 Dated July 7, 2008

ABOUT ETNS

What are exchange traded notes (ETNs)?
An ETN is an unsecured debt security that is linked to the performance of an index.

How are ETNs bought and sold?
Investors can buy ETNs at market prices on an exchange. They can then sell the
ETNs on the exchange, hold them until maturity and receive a cash payment or redeem them early and receive a cash payment. Payments are based on index performance minus investor fees.

What are PowerShares DB ETNs?
PowerShares DB ETNs are unsecured debt obligations issued by Deutsche Bank AG,
London Branch, and are based on variations of the Deutsche Bank Liquid
Commodity Index.

PowerShares DB ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world.

What is the Deutsche Bank Liquid Commodity Index?
The Deutsche Bank Liquid Commodity Index invests in futures contracts on six of the most heavily traded and important physical commodities in the world - crude oil, heating oil, gold, aluminum, corn and wheat.

There are several variations of this index that track specific commodity sectors, such as agriculture and single commodities, such as gold.

What PowerShares DB ETNs are available?

There are 19 long and short ETNs that track a broad-based commodity index, commodity sectors and single commodities.

PowerShares DB Gold Double Short ETN                                    (NYSE Arca: DZZ)
PowerShares DB Gold Double Long ETN                                     (NYSE Arca: DGP)
PowerShares DB Gold Short ETN                                           (NYSE Arca: DGZ)
PowerShares DB Agriculture Double Short ETN                             (NYSE Arca: AGA)
PowerShares DB Agriculture Double Long ETN                              (NYSE Arca: DAG)
PowerShares DB Agriculture Short ETN                                    (NYSE Arca: ADZ)
PowerShares DB Agriculture Long ETN                                     (NYSE Arca: AGF)

PowerShares DB Commodity Double Short ETN                               (NYSE Arca: DEE)
PowerShares DB Commodity Double Long ETN                                (NYSE Arca: DYY)
PowerShares DB Commodity Short ETN                                      (NYSE Arca: DDP)
PowerShares DB Commodity Long ETN                                       (NYSE Arca: DPU)
PowerShares DB Crude Oil Double Long ETN                                (NYSE Arca: DXO)
PowerShares DB Crude Oil Long ETN                                       (NYSE Arca: OLO)
PowerShares DB Crude Oil Short ETN                                      (NYSE Arca: SZO)
PowerShares DB Crude Oil Double Short ETN                               (NYSE Arca: DTO)
PowerShares DB Base Metals Double Long ETN                              (NYSE Arca: BDD)
PowerShares DB Base Metals Long ETN                                     (NYSE Arca: BDG)
PowerShares DB Base Metals Short ETN                                    (NYSE Arca: BOS)
PowerShares DB Base Metals Double Short ETN                             (NYSE Arca: BOM)

Do PowerShares DB ETNs earn interest?
No. The ETNs do not pay interest. However, the ETNs are based on indexes that are made up of futures contacts and 3-month T-bills. The value of the bills is increased by the 3-month T-bill component of the indexes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.
db.com or EDGAR on the SEC website at www. sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.